Exhibit 99.1

Protalix BioTherapeutics to Host Analyst Event in New York City

CARMIEL, Israel, June 12, 2013 /GlobeNewswire /Protalix BioTherapeutics, Inc. (NYSE-MKT:PLX, TASE:PLX), will be hosting an analyst event on Thursday, June 20, 2013 at 8:00 AM EDT in New York City. The meeting will feature presentations on ELELYSO®, PRX-102 for the treatment of Fabry disease and Oral GCD for the treatment of Gaucher disease, as well as presentations on previously undisclosed product candidates.

Guest speakers include:

- Dr. Gregory Pastores, Associate Professor of Neurology and Pediatrics and Director of the Neurogenetics Laboratory, The New York University School of Medicine

- Vera Wu, Global Asset Lead, Taliglucerase Alfa, Pfizer Inc.

- Dr. Ari Zimran, Associate Professor, Director of the Gaucher Clinic, Shaare Zedek Medical Center, Jerusalem, Israel

- Dr. Yaron Ilan, Head, Internal Medicine A, Dept. of Medicine and Liver Unit, Professor, Hadassah Medical Center, Jerusalem, Israel

Company representative speakers include:

- Dr. Einat Almon, Senior Vice President, Product Development, Protalix BioTherapeutics

- Dr. Yoseph Shaaltiel, Executive Vice President, Research and Development, Protalix BioTherapeutics

- Dr. David Aviezer, President and Chief Executive Officer, Protalix BioTherapeutics

The analyst event is by invitation only. For information on attending the event, please contact Marcy Nanus at mnanus@troutgroup.com.

The event audio and slide presentation will be webcast live and archived on the Company’s website for a 30-day period. The webcast will be available at www.protalix.com on the Events Calendar page. The slides will be available under the presentation tab on the Company’s website after the presentation.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell based expression system, ProCellEx®. Protalix’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012, by Israel’s Ministry of Health in September 2012, by the Brazilian National Health Surveillance Agency (ANVISA) in March 2013, by the Mexican Federal Commission for the Protection against Sanitary Risk (COFEPRIS) in April 2013, and by the regulatory authorities of other countries. Marketing applications for taliglucerase alfa have been filed in additional territories as well. Protalix has partnered with Pfizer Inc. for the worldwide development and commercialization of taliglucerase alfa, excluding Israel, where Protalix retains full rights. Protalix’s development pipeline also includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; PRX-105, a pegylated recombinant human acetylcholinesterase in development for several therapeutic and prophylactic indications, a biodefense program and an organophosphate-based pesticide treatment program; an orally-delivered glucocerebrosidase enzyme that is produced and encapsulated within carrot cells, also for the treatment of Gaucher disease; pr-antiTNF, a similar plant cell version of etanercept (Enbrel®) for the treatment of certain immune diseases such as rheumatoid arthritis, juvenile idiopathic arthritis, ankylosing spondylitis, psoriatic arthritis and plaque psoriasis; and others.

Investor Contact

Marcy Nanus
The Trout Group, LLC
646-378-2927
mnanus@troutgroup.com

Media Contact

Kari Watson
MacDougall Biomedical Communications
781-235-3060
kwatson@macbiocom.com

Source: Protalix BioTherapeutics, Inc.